As filed with the Securities and Exchange Commission on April 11, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACS Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	92-3144268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

262 N. University Ave. Farmington, Utah	84025
(Address of Principal Executive Offices)	(Zip Code)
2024 Incentive Award Plan
2024 Employee Stock Purchase Plan
(Full Title of the Plan)
Jason Murray
Chief Executive Officer
PACS Group, Inc.
262 N. University Ave.
Farmington, Utah 84025
(801) 447-9829
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

John Mitchell Chief Legal Officer and General Counsel 262 N. University Ave. Farmington, Utah 84025 (801) 447-9829	B. Shayne Kennedy J. Ross McAloon Latham & Watkins LLP 650 Town Center Drive, Floor 20 Costa Mesa, California 92626 (714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note
This Registration Statement on Form S-8 is being filed by PACS Group, Inc. (the “Registrant”) for the purpose of registering (i) 15,390,579 shares of common stock, par value $0.001 per share (the “common stock”), reserved for future issuance under the Registrant’s 2024 Incentive Award Plan (the “2024 Plan”), (ii) an additional 1,599,877 shares of common stock that were issuable upon the settlement of restricted stock units granted under the 2024 Plan that were withheld to cover the taxes with respect to the settlement of such restricted stock units, and as such again became available for issuance under the 2024 Plan pursuant to its terms, and (iii) 1,501,520 shares of common stock reserved for future issuance under the Registrant’s 2024 Employee Stock Purchase Plan (the “ESPP”). The number of shares of common stock available for issuance under the 2024 Plan will be subject to an annual increase on the first day of each calendar year beginning on and including January 1, 2025 and ending on and including January 1, 2034, equal to (A) 2% of the aggregate number of shares of the Registrant’s common stock outstanding on the final day of the immediately preceding calendar year or (B) such smaller number of shares as is determined by the Registrant’s board of directors. The number of shares of common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning on and including January 1, 2025 and ending on and including January 1, 2034 by an amount equal to (a) 1% of the aggregate number of shares of the Registrant’s common stock outstanding on the final day of the immediately preceding calendar year or (b) such smaller number of shares as is determined by the Registrant’s board of directors
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed or will be filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to item (a) below and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)   Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 8, 2024 (File No. 333-277893), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.
(b)  The Registrant’s Prospectus to be filed on or about April 12, 2024 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-277893).
(c)   The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on April 11, 2024 (File No. 001-42011) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of the filing of such documents.
For purposes of this registration statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this registration statement or the related prospectus.
Item 4. Description of Securities.
See the description of the common stock contained in the registration statement on Form S-1, as amended (File No. 333-277893) and all amendments to such registration statement.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (DGCL) permits a corporation to eliminate the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, and in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, and in the case of an officer, a breach of fiduciary duty in any action by or in the right of the corporation. The Registrant expects to adopt an amended and restated charter, which will become effective immediately prior to the completion of the Registrant’s initial public offering, and will provide that no director or officer of PACS Group, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Registrant expects to adopt amended and restated bylaws and an amended and restated charter, which will become effective immediately prior to the completion of the Registrant’s initial public offering and will provide indemnification for its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. The Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director, or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The amended and restated charter and amended and restated bylaws will provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, its best interests, except that no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Prior to the consummation of the Registrant’s initial public offering, it intends to enter into separate indemnification agreements with each of the Registrant’s directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and its amended and restated charter and amended and restated bylaws against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and its amended and restated charter and amended and restated bylaws.
The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of its corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Incorporated by Reference Date	Number	Filed Herewith
4.1	Certificate of Incorporation, as currently in effect	S-1	03/13/24	3.1
4.1.1	Certificate of Incorporation No. 1 to the Certificate of Incorporation of PACS Group, Inc., as currently in effect	S-1/A	04/01/24	3.1.1
4.2	Amended and Restated Certificate of Incorporation of PACS Group, Inc., as in effect upon the consummation of the initial public offering	S-1/A	04/01/24	3.2
4.3	Bylaws of PACS Group, Inc., as currently in effect	S-1	03/13/24	3.3

4.4	Amended and Restated Bylaws of PACS Group, Inc., as in effect upon the consummation of the initial public offering	S-1/A	04/01/24	3.4

4.5	Form of Certificate of Common Stock	S-1/A	04/08/24	4.1

5.1	Opinion of Latham & Watkins LLP				X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)				X

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm				X

24.1	Power of Attorney (included on signature page)				X

99.1	PACS Group, Inc. 2024 Incentive Award Plan				X

99.2	Form of Stock Option Agreement under PACS Group, Inc. 2024 Incentive Award Plan				X

99.3	Form of Restricted Stock Unit Agreement under PACS Group, Inc. 2024 Incentive Award Plan				X

99.4	Form of Restricted Stock Unit Award Agreement (Executive IPO Awards) under PACS Group, Inc. 2024 Incentive Award Plan				X

99.5	PACS Group, Inc. 2024 Employee Stock Purchase Plan				X
107.1	Registration Fee Table				X
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Farmington, State of Utah, on this 11th day of April, 2024.

PACS Group, Inc.

By:	/s/ Jason Murray
Jason Murray
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jason Murray, Derick Apt and John Mitchell, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason Murray	Director, Co-Founder, Chairman and Chief Executive Officer	April 11, 2024
Jason Murray	(Principal Executive Officer)

/s/ Derick Apt	Chief Financial Officer	April 11, 2024
Derick Apt	(Principal Financial Officer)

/s/ Michelle Lewis	Chief Accounting Officer	April 11, 2024
Michelle Lewis	(Principal Accounting Officer)

/s/ Mark Hancock	Director, Co-Founder and Executive Vice Chairman	April 11, 2024
Mark Hancock

/s/ Jacqueline Millard	Director	April 11, 2024
Jacqueline Millard

/s/ Taylor Leavitt	Director	April 11, 2024
Taylor Leavitt